Exhibit 99.1

FOR:	Jarden Corporation

CONTACT:	Trisha Mount
Senior Vice President
914-967-9400

Investor Relations: Allison Malkin
Press: Alecia Pulman
ICR, Inc.
203-682-8200

FOR IMMEDIATE RELEASE

Jarden Corporation Announces Proposed $450 Million Private Offering of Senior Subordinated Convertible Notes and Authorization to Repurchase Up to $250 Million of Common Stock

Rye, N.Y. – September 11, 2012 — Jarden Corporation (NYSE: JAH) (the “Company”) today announced that it intends, subject to market and other conditions, to offer $450 million in aggregate principal amount of Senior Subordinated Convertible Notes due 2018 (the “Convertible Notes”) in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The interest rate, initial conversion price, repurchase provisions and other terms of the Convertible Notes will be determined by negotiations between the Company and the initial purchasers. In connection with this offering, the Company expects to grant to the initial purchasers an option to purchase up to an additional $50 million in aggregate principal amount of the Convertible Notes.

On September 11, 2012, the Company’s Board of Directors authorized an increase to the Company’s stock repurchase program to allow for the repurchase of up to $250 million in aggregate of the Company’s common stock.

The Company intends to use up to $125 million of the net proceeds from the sale of the Convertible Notes to repurchase shares of its common stock under its stock repurchase program through negotiated transactions with investors in the Convertible Notes offering, subject to availability. The Company intends to use the remaining net proceeds for general corporate purposes.

This press release is neither an offer to sell nor a solicitation of an offer to buy the Convertible Notes or the shares of common stock issuable upon conversion of the Convertible Notes, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

The Convertible Notes and the common stock issuable upon conversion of the Convertible Notes have not been registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The offering is being made to qualified institutional buyers pursuant to Rule 144A under the Securities Act.

Note: This news release contains “forward-looking statements” within the meaning of the federal securities laws and is intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s proposed senior subordinated convertible notes offering, the expected terms thereof and the intended use of proceeds from such offering, the Company’s earnings per share and adjusted diluted earnings per share, expected or estimated revenue, segment earnings, cash flow from operations, and reorganization and other non-cash charges, the outlook for the Company’s markets and the demand for its products, consistent profitable growth, free cash flow, future revenues and gross, operating and EBITDA margin improvement requirement and expansion, organic net sales growth, bank leverage ratio, the success of new product introductions, growth in costs and expenses, the impact of commodities, currencies and transportation costs and the Company’s ability to manage its risk in these areas, repurchase of shares of common stock from time to time under the Company’s stock repurchase program, our ability to raise new debt, and the impact of acquisitions, divestitures, restructurings, and other unusual items, including the Company’s ability to integrate and obtain the anticipated results and synergies from its consummated acquisitions. These projections and statements are based on management’s estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those projected as a result of certain factors. A discussion of factors that could cause results to vary is included in the Company’s periodic and other reports filed with the Securities and Exchange Commission.

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